AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

ORS AUTOMATION, INC.

These Amended and Restated Articles of Incorporation were adopted effective February 20, 2004 by the Corporation’s Board of Directors and shareholders pursuant to section 242 of the Delaware Statutes. Each amendment set forth in these Amended and Restated Articles of Incorporation was approved by the shareholders by a vote sufficient for approval of the amendment. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation, as amended.

ARTICLE 1 - NAME

The present name of the Corporation is ORS Automation, Inc. and the name of the Corporation is hereby amended to Somerset International Group, Inc. (hereinafter, “Corporation”).

ARTICLE 2 - PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Delaware.

ARTICLE 3 - PRINCIPAL OFFICE

The address of the principal office of this Corporation is 90 Washington Valley Road, Bedminster, New Jersey 07921.

ARTICLE 4 - CORPORATE CAPITALIZATION

The maximum number of shares of stock that this corporation shall be authorized to have outstanding at any time shall be two hundred million (200,000,000) shares of Common Stock at $.001 par value per share upon which there are no preemptive rights. The Common Stock shall be paid for at such time as the Board of Directors may designate, in cash, real property, personal property, services, patents, leases, or any other valuable thing or right for the uses and purposes of the corporation, and shares of capital, which issued in exchange thereof shall thereupon and thereby become and be paid in full, the same as though paid in cash at par, and shall be non assessable forever, the judgment of the Board of Directors as to the value of the property, right or thing acquired in exchange for capital stock shall be conclusive.

In addition, the Corporation shall have the authority to issue one hundred million (100,000,000) shares of Preferred Stock at $.001 par value per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

ARTICLE 5 - SHAREHOLDERS’ RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 6 - POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 7 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 8 - REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 9 - REGISTERED OFFICE AND REGISTERED AGENT

The initial address of registered office of this Corporation is Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware. The name and address of the registered agent of this Corporation is Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware.

ARTICLE 10 - BYLAWS

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 11 - EFFECTIVE DATE

These Amended and Restate Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Delaware.

ARTICLE 12 - AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Delaware, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

ARTICLE 13 – LIMITATION OF LIABILITY

To the fullest extent permitted by Delaware law, a director or officer of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as director or officer of the Corporation.

ARTICLE 14 - INDEMNIFICATION

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agent of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding. The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Articles of Incorporation to “director”, “officer”, “employee” and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

The undersigned officer executed these Amended and Restated Articles of Incorporation on the date shown below.

Somerset International Group Inc.	ATTESTED

Name: /s/ John X. Adiletta	By: /s/ Paul Patrizio
John X. Adiletta	Paul Patrizio
Title: President	Secretary

Dated: February 20, 2004